SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C. 20549



                                           Form 8-K


                                        Current Report

                              Pursuant to Section 13 or 15(d) of
                              The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)      December 15, 1997



                                           Citizens Financial Corporation
                    (Exact name of registrant as specified in its charter)





     Kentucky 0-20148 61-1187135 (State or other (Commission (I.R.S. Employer jurisdiction File Number) Identification No.) of incorporation)



     The Marketplace, Suite 300 12910 Shelbyville Road, Louisville, Kentucky 40243 (Address of principal executive offices) (Zip Code)




Registrant's telephone number, including area code (502) 244-2420






                 (Former name or former address, if changed since last report)




INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.  Other Events

     On December 15 , 1997, Citizens Financial Corporation (the "Company") issued the following press release concerning a proposed acquisition:


FOR IMMEDIATE RELEASE
December 12, 1997


                       Citizens Financial Plans to Acquire Ohio Insurer


     LOUISVILLE-December  15,  1997 - Citizens  Financial  Corporation  (NASDAQ:
CNFL) of Louisville, Kentucky today announced it has entered into an agreement to acquire United Liberty Life Insurance Company from Chaswil United Corp., a privately-held Cincinnati insurance holding company.

     United is an Ohio-chartered life and health insurer and is licensed to do business in 20 states. At September 30, 1997, it reported admitted assets of about $40 million and statutory capital and surplus of about $3 million. Its administrative offices are located in Cincinnati, Ohio.

     Under the agreement, Chaswil will sell United to Citizens Financial for approximately $7.8 million in cash, subject to satisfactory completion of business and legal reviews and closing adjustments. The transaction is also subject to state and federal regulatory clearance.

     Commenting on the proposed transaction, Darrell R. Wells, President and Chief Executive Officer of Citizens Financial, said, "The acquisition of United would represent another step in our growth-through-acquisitions strategy. It would increase our assets to well over $100,000,000 and give us an up-and-running presence in the pre-need funeral funding niche, as well as a substantial block of traditional life insurance."

     Citizens Financial owns Citizens Security Life Insurance Company, a Kentucky-chartered life and health insurer based in Louisville with statutory admitted assets of about $71,000,000 and statutory capital and surplus of about $9,000,000. If the deal is completed, Citizens Financial plans to merge United Liberty into Citizens Security.



For further information contact:

                                        Lane A. Hersman
                                   Executive Vice President
                                         502/244-2420


                                              2




                                          Signatures


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            Citizens Financial Corporation



                                 By:/s/_________________________________________
                                       Lane A. Hersman, Executive Vice President



Date:  December 15, 1997










                                              3